CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of Dor BioPharma, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2004, which appears on page F4 of DOR BioPharma, Inc.’s Annual Report on Form 10-KSB/A for the year ended December 31, 2003.

/s/Sweeney, Gates & Co.

Sweeney, Gates & Co.
Fort Lauderdale, Florida
September 7, 2004